Exhibit 11.1



CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in Post-Effective Amendment No. 12 to Registration Statement No. 33-53368 of our report dated May 8, 1998 relating to Emerging Markets Debt Portfolio of Bear Stearns Investment Trust included in the Annual Report to Shareholders for the year ended March 31, 1998. We also consent to the reference to us under the caption "Financial Highlights" in the Prospectus, which is a part of such Registration Statement.




/s/ Deloitte & Touche
Deloitte & Touche LLP
New York, New York
September 1, 1998